Letter of Agreement

Party A:  Aoxin Tianli Group, Inc.

         Wuhan Aoxin Tianli Enterprise Investment Management Co., Ltd

Party B:  Xiangyang Guosheng Qirui Investment Co., Ltd.

Party C: Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd.

WHEREAS, Party A holds 88% equity interest in Party C; Party B is an investment company established by the management group of Party C and holds 1,047,000 common shares of Party A after Party A acquired Party C in July, 2014. The 1,047,000 shares were deposited into escrow (the “Earn-out Shares”) to be held for disbursement to Party B upon Party C achieving certain Target Net Income in each of the fiscal years ending December 31, 2014, 2015 and 2016.

WHEREAS, Party A intends to sell its 88% equity interest in Party C to a third party;

THEREFORE, in consideration of the foregoing premises and the friendly negotiations between Party A and B, the following agreement is entered:

1.
If Party A sells the above-mentioned equity interest successfully, the previous Escrow Agreement executed between Party A and Party B will be cancelled automatically and the 1,047,000 shares of Party A will be delivered to Party B. However, the Earn-out shares can’t be released until the end of March 2017 as previously promised in the Stock Purchase Agreement;

2.	If Party A doesn’t sell the above-mentioned equity interest successfully, the previous Escrow Agreement will continue to be effective.

Party A:  Aoxin Tianli Group, Inc.

        Wuhan Aoxin Tianli Enterprise Investment Management Co., Ltd (seal)

Legal person or authorized representative: (signature)

Party B: Xiangyang Guosheng Qirui Investment Co., Ltd. (seal)

Legal person or authorized representative: (signature)

                                         November 5, 2015